EXHIBIT 10.3

OCCIDENTAL PETROLEUM CORPORATION

2005 LONG-TERM INCENTIVE PLAN

OCCIDENTAL CHEMICAL CORPORATION

RETURN ON ASSETS INCENTIVE AWARD AGREEMENT

(Cash-based, Cash-settled Award)

GRANTEE:	[Name]

DATE OF GRANT:

TARGET INCENTIVE AMOUNT:	$_____________

PERFORMANCE PERIOD:	January 1, 2010 through December 31, 2013

THIS AGREEMENT is made as of the Date of Grant between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental” and, with its subsidiaries, the “Company”), and Grantee.

1.  GRANT OF RETURN ON ASSETS INCENTIVE AWARD. In accordance with this Agreement and the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), Occidental grants to the Grantee as of the Date of Grant, the right to receive in cash up to 200% of the Target Incentive Amount.

2.  RESTRICTIONS ON TRANSFER. Neither this Agreement nor any right to receive cash pursuant to this Agreement may be transferred or assigned by the Grantee other than (i) to a beneficiary designated on a form approved by the Company (if enforceable under local law), by will or, if the Grantee dies without designating a beneficiary of a valid will, by the laws of descent and distribution, or (ii) pursuant to a domestic relations order, if applicable, (if approved or ratified by the Committee).

3.  PERFORMANCE GOAL. The Performance Goal for the Performance Period is based on the attainment of at least a minimum Return on Assets, as set forth on Exhibit 1. Return on Assets for the purposes of Exhibit 1 shall be the percentage obtained by (i) multiplying (A) the sum of before-tax earnings for the Chemical Segment for each year in the Performance Period, as reported in the preliminary year-end financial statements of the Company, by (B) 0.65; and (ii) dividing the resulting product by the sum of the Chemical Segment Assets as of December 31st for each year in the Performance Period. For the purpose of the foregoing sentence, “Assets” will reflect all acquisitions, divestures and write downs during the Performance Period unless the Chief Financial Officer of Occidental recommends exclusion and the Committee agrees.

4.  VESTING AND FORFEITURE OF RETURN ON ASSETS INCENTIVE AWARD. (a) If the Grantee fails to accept this award prior to the next record date for the payment of dividends on Occidental Common Stock subsequent to the Date of Grant, then, notwithstanding any other provision of this award, the Grantee shall forfeit all rights under this award and this award will become null and void. For purposes of this section, acceptance of the award shall occur on the date the Company receives a copy of this Agreement signed by the Grantee.

(b) The Grantee must remain in the continuous employ of the Company through the last day of the Performance Period to receive payment of this award. The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the

Grantee’s employment among the Company and its affiliates or an approved leave of absence. However, if, prior to the end of the Performance Period, the Grantee dies, becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, retires with the consent of the Company, or terminates employment for the convenience of the Company (each of the foregoing, a “Forfeiture Event”), then the Target Incentive Amount upon which the Grantee's award is based will be reduced on a pro rata basis based upon the number of days remaining in the Performance Period following the date of the Forfeiture Event. If the Grantee terminates employment voluntarily or is terminated for cause before the end of the Performance Period, then this Agreement will terminate automatically on the date of the Grantee’s termination and the Grantee shall forfeit the right to receive any cash hereunder.

(c) The Grantee's right to receive payment in cash of this award in an amount not to exceed 200% of the Target Incentive Amount will be based on, and become nonforfeitable upon the Committee’s certification of, the attainment of the Performance Goal.

(d) For the purposes of Section 4(c), if prior to the end of the Performance Period, the Grantee transfers his employment among the Company and its affiliates, the amount of the award attained by the Grantee shall be determined by assessing the level of achievement of the Performance Goals, if any, certified by the Committee for each entity which employed the Grantee during the Performance Period and multiplying the Target Incentive Amount attainable at such level by a fraction equal to the number of days in the Performance Period that the Grantee worked for the entity divided by the total number of days in the Performance Period. If employees of the entity to which the Grantee transfers did not receive substantially similar Return on Asset Incentive Awards, then the amount of the award attained by the Grantee shall be determined as if the Grantee had not transferred but had remained with Grantee’s original employer.

(e) Notwithstanding Section 4(c), if a Change in Control event occurs prior to the end of the Performance Period, the Grantee's right to receive cash equal to the Target Incentive Amount (as adjusted for any Forfeiture Event pursuant to Section 4(b)) will become nonforfeitable.

5.  PAYMENT OF AWARDS. Up to and including 200% of the Target Incentive Amount, as adjusted pursuant to Sections 4 and 6 of this Agreement, will be settled in cash only. Payment will be made to the Grantee as promptly as practicable after the Committee’s certification of the attainment of the Performance Goal or the Change in Control event, as the case may be, which, in the case of payment upon attainment of the Performance Goal, shall be made no later than the 15th day of the third month following the end of the first taxable year in which the award is no longer subject to a substantial risk of forfeiture.

6.  ADJUSTMENTS. The Committee may adjust the Performance Goal or other features of this Grant as permitted by Section 5.2.3 of the Plan.

7.  NO EMPLOYMENT CONTRACT. Nothing in this Agreement confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee. Unless otherwise agreed in a writing signed by the Grantee and an authorized representative of the Company, the Grantee’s employment with the Company is at will and may be terminated at any time by the Grantee or the Company

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8.  TAXES AND WITHHOLDING. Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company. The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Return on Assets Incentive Award, including the grant or vesting of the Return on Assets Incentive Award; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Return on Assets Incentive Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee first from the cash payable pursuant to this Return on Assets Incentive Award, and if not sufficient, from the Grantee’s wages or other cash compensation. The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of Grantee’s receipt of this Return on Assets Incentive Award that cannot be satisfied by the means previously described.

9.  COMPLIANCE WITH LAW. The Company will make reasonable efforts to comply with all applicable federal, state and non-U.S. laws. However, if it is not feasible for the Company to comply with these laws with respect to the grant or settlement of these awards, then the awards may be cancelled without any compensation or additional benefits provided to Grantee as a result of the cancellation.

10.  RELATION TO OTHER BENEFITS. The benefits received by the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company. Additionally, this Return on Assets Incentive Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards. The grant of this Return on Assets Incentive Award does not create any contractual or other right to receive future grants of Return on Assets Incentive Awards or benefits in lieu of Return on Assets Incentive Awards, even if Grantee has a history of receiving Return on Assets Incentive Awards, or other cash or stock awards.

11.  AMENDMENTS. The Plan may be modified, amended, suspended or terminated by the Board at any time, as provided in the Plan. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent it is applicable to this Agreement; however, no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

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12.  SEVERABILITY. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

13.  ENTIRE AGREEMENT; RELATION TO PLAN; INTERPRETATION. Except as specifically provided in this Section, this Agreement, the Exhibit and the Attachments incorporated in this Agreement constitute the entire agreement between the Company and the Grantee with respect to this Return on Assets Incentive Award. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. Capitalized terms used in this Agreement without definition have the meanings assigned to them in the Plan. References to Sections, Exhibits and Attachments are to Sections of, and Exhibits and Attachments incorporated in, this Agreement unless otherwise noted.

14.  SUCCESSORS AND ASSIGNS. Subject to Sections 2 and 4, the provisions of this Agreement shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15.  GOVERNING LAW. The laws of the State of Delaware govern the interpretation, performance, and enforcement of this Agreement.

16.  PRIVACY RIGHTS. By accepting this Return on Assets Incentive Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Return on Assets Incentive Award or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country or elsewhere, and may have different data privacy laws and protections than the Grantee’s country. By accepting this Agreement, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.

17.  ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to this Return on Assets Incentive Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to

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participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.  GRANTEE'S REPRESENTATIONS AND RELEASES. By accepting this Return on Assets Incentive Award, the Grantee acknowledges that the Grantee has read this Agreement and understands that (i) the grant of this Return on Assets Incentive Award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect subsidiaries and that, if the Grantee is not an employee of Occidental, the Grantee is not, and will not be considered, an employee of Occidental but the Grantee is a third party (employee of a subsidiary) to whom this Return on Assets Incentive Award is granted; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of Occidental; (iii) the Grantee’s participation in the Plan is voluntary; (iv) this Return on Assets Incentive Award is an extraordinary item that does not constitute a regular and recurring item of base compensation; (v) the future amount of any cash payment pursuant to this Return on Assets Incentive Award cannot be predicted and Occidental does not assume liability in the event this Return on Assets Incentive Award has no value in the future; (vi) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction; and (vii) Occidental is not providing any tax, legal or financial advice with respect to this Return on Assets Incentive Award or the Grantee’s participation in the Plan.

In consideration of the grant of this Return on Assets Incentive Award, no claim or entitlement to compensation or damages shall arise from termination of this Return on Assets Incentive Award or diminution in value of this Return on Assets Incentive Award resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

By accepting this Return on Assets Incentive Award, the Grantee agrees, to the extent not contrary to applicable law, to the General Terms of Employment set out on Attachment 1 and the Arbitration Provisions set out on Attachment 2, which, in each case, are incorporated in this Agreement by reference.

19.  IMPOSITION OF OTHER REQUIREMENTS. Occidental reserves the right to impose other requirements on the Grantee’s participation in the Plan and on the Return on Assets Incentive Award, to the extent Occidental determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.  COMPLIANCE WITH SECTION 409A OF THE CODE. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Board determines that the Plan or this award is subject to Section 409A of the U.S. Internal Revenue Code (the “Code”) and fails to comply with the requirements of Section 409A of the Code, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this award in order to cause this award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate.

OCCIDENTAL PETROLEUM CORPORATION

By:

The undersigned Grantee hereby accepts this Return on Assets Incentive Award, subject to the terms and conditions of the Plan and the terms and conditions set forth in this Agreement.

Grantee

Date:

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EXHIBIT 1

2005 Long-Term Incentive Plan

2009 Occidental Chemical Corporation Return on Assets Incentive Award

(Payment Percentage of Target Incentive Amount of Return on Assets Incentive Award

that becomes Nonforfeitable

Based on Return on Assets for the Four-Year Period Ending December 31, 2013)

End of Period Return on Assets	Payment Percentage*

12% or more	200%

9%	100%

7% or less	0%

*  Payment Percentages for Return on Assets for other values between 7% and 9% and between 9% and 12% will be interpolated in the Committee’s discretion.

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Attachment 1

General Terms of Employment

A.  Except as otherwise required by law or legal process, the Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of Occidental, or any of its subsidiaries or other affiliates, or any of their respective officers, directors, employees or stockholders (collectively, “Occidental Parties”), at any time during or after the Grantee’s employment by the Company, any trade secrets or confidential information of any of them (whether generated by them or as a result of any of their business relationships), including such information as described in Occidental’s Code of Business Conduct and other corporate policies, without first obtaining the written permission of an officer of the Company.

B.  At the time of leaving employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the Occidental Parties (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee’s possession or control.

C.  The Grantee will, during the Grantee’s employment by the Company, comply with the provisions of Occidental’s Code of Business Conduct.

D.  Except as otherwise required by the Grantee’s job or permitted by law, the Grantee will not make statements about any Occidental Parties (1) to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship with any of them without permission of an officer of the Company or (2) that are derogatory, defamatory or negative. Nothing herein, however, shall prevent Grantee from making a good faith report or complaint to appropriate governmental authorities. To the fullest extent permitted by law, Grantee will not interfere with or disrupt any of the Company’s operations or otherwise take actions intended directly to harm any of the Occidental Parties.

E.  All inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by the Company, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of the Company shall be a work-for-hire and become and remain the property of Occidental, its successors and assigns.

The provisions of this Section do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

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F.  The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee. The Company, in its sole discretion, may at any time amend or supplement the foregoing terms. The Grantee’s breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Return on Assets Incentive Award granted pursuant to this Agreement and termination of employment.

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Attachment 2

Arbitration Provisions

Any dispute arising out of or in any way related to the Grantee’s employment with any of the Occidental Parties, or the termination of that employment, will be decided exclusively by final and binding arbitration pursuant to any procedures required by applicable law. To the extent not inconsistent with applicable law, any arbitration will be submitted to American Arbitration Association (“AAA”) and subject to AAA Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for arbitration. Only the following claims are excluded from this Agreement: (1) claims for workers’ compensation, unemployment compensation, or state disability benefits, and claims based upon any pension or welfare benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, (2) to the extent permitted by applicable law, claims for provisional remedies to maintain the status quo pending the outcome of arbitration, (3) claims based on employee compensation award agreements and incentive plans and (4) claims which are not permitted by applicable law to be subject to a binding pre-dispute arbitration agreement.

Any controversy regarding whether a particular dispute is subject to arbitration under this Section shall be decided by the arbitrator.

To the extent required under applicable law, the Grantee’s responsibility for payment of the neutral arbitrator’s fees and expenses shall be limited to an amount equal to the filing fee that would be required for a state trial court action and the Company shall pay all remaining fees and expenses of the arbitrator. Unless otherwise required under applicable law, the parties shall each pay their pro rata share of the neutral arbitrator's expenses and fees. Any controversy regarding the payment of fees and expenses under this arbitration provision shall be decided by the arbitrator.

The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. To the extent not inconsistent with applicable laws, the arbitrator will have the authority to hear and grant motions.

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